Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is effective as of the 12th day of June, 2013 and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Michael J. Little (the “Executive”). Company and the Executive may be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Executive and the Company entered into an Employment Agreement dated June 27, 2011 (the “Agreement”); and

WHEREAS, the Parties desire to amend the terms of the Employment Agreement as reflected herein;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Amendment, the delivery and sufficiency of which is acknowledged, and intending to be legally bound, the Company and the Executive, having first incorporated the above recitals, agree to amend the following sections of the Agreement as follows:

A.  Section 3(a) of the Agreement is deleted in its entirety and replaced with the following, and Section 3(e) is added to the Agreement as follows:

3.  Compensation and Expenses.

(a)  Base Salary.  For the services of the Executive to be rendered by him under this Agreement, the Company will pay the Executive an annual base salary of two hundred and eighty thousand dollars ($280,000) (the “Base Salary”). The Company shall pay the Executive his Base Salary in equal installments no less than semi-monthly.  This increase in base salary shall be applied as of April 24, 2013, and Company shall retroactively pay any differential in salary earned but not paid prior to the execution of this Agreement in accordance with its next payroll cycle.

(e) Additional Stock Option Grant. On the second business day after the Company releases earnings for the first quarter of fiscal 2014 (the “Grant Date”), the Company shall grant to the Executive a Stock Option covering one hundred thousand (100,000) shares of the common stock of the Company (the “Option”).  The Option shall have an exercise price equal to the closing price of the Company’s common stock on the Grant Date, and shall vest, subject to the Executive’s continued employment in good-standing with the Company through the applicable vesting date, on-third on each of the first three anniversaries of the Grant Date. The option shall expire the earlier of (i) five years from the Grant Date or (ii) one year from the date the Executive voluntarily terminates his employment with the Company other than for Good Reason, as defined in this Agreement.  The Option shall be represented by a grant letter, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of stock options to other senior executives of the Company.

B.           Miscellaneous.

The Agreement shall remain in full force and effect, except as modified by this Amendment.  All capitalized terms used in the Amendment but not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment as of the date noted below.

COMPANY:
PREMIER EXHIBITIONS, INC.

Date: Wednesday, June 12, 2013                                                       By:
Name: Sam Weiser
Its: President & Chief Executive Officer

EXECUTIVE:

Date: Wednesday, June 12, 2013                                                       By:
Name:   Michael J. Little